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    2400 First Indiana Plaza
    135 North Pennsylvania Street
    Indianapolis, IN 46204-2452


                          Independent Auditors' Consent



     The Board of Directors
     First Indiana Corporation:


     We consent to the use of our report dated January 16, 2002, with respect to the consolidated balance sheets of First Indiana Corporation as of December 31, 2001 and 2000, and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001, incorporated herein by reference.






    /s/ KPMG LLP


     Indianapolis, Indiana
     July 16, 2002



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